Exhibit 99.1

News Release
Release:  Immediate                                                                           Contact:   Ronda J. Williams
                                                                                                                               312-706-3232

Oil-Dri Announces First Quarter Results

CHICAGO – (December 8, 2009) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales for the first quarter of $53,404,000, a 15% decrease compared with net sales of $63,128,000 in the same quarter one year ago.  Net income for the first quarter was $2,194,000, or $0.30 per diluted share, a 3% decrease compared with net income of $2,246,000, or $0.31 per diluted share, in the same quarter one year ago.

First Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, “We were pleased with the first quarter results in light of the very significant downturn in our unit volume and net sales.  As we announced in June 2009, the brand reduction program implemented by Walmart took effect this quarter and has resulted in a decreased number of stores carrying our Cat’s Pride branded cat litter products.

“Offsetting these negatives were substantial reductions in various cost elements as well as contribution from higher margin products in our Business to Business Products Group, which contributed to an increase in our gross profit margin to 23% from 20% one year ago.”

Business Review
Net sales for the Company’s Business to Business Products Group were $17,570,000 and group income was $4,509,000 for the quarter.  Net sales and unit volume were down for agricultural carriers, sports field products, bleaching clays and co-packaged cat litters.  Calibrin-A and Calibrin-Z enterosorbents continued to deliver strong sequential quarterly sales growth.

Net sales for the Company’s Retail and Wholesale Products Group were $35,834,000 and group income was $3,216,000 for the quarter.  Decreased unit shipments to Walmart of Cat’s Pride branded cat litter products negatively impacted the Group’s net sales and income for the quarter.  This was partially offset by 44% unit growth in Cat’s Pride Scoopable with our grocery retail partners based on market data provided by Information Resources, Inc. for the ten-week period ending November 1, 2009.  Our Canadian subsidiary saw increased net sales and income from cat litter sales.

Financial Review
On October 15, 2009, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.15 per share of outstanding Common Stock and $0.1125 per share of outstanding Class B Stock.  The dividends were payable December 4, 2009 to stockholders of record at the close of business on November 20, 2009.  At the October 30, 2009 stock closing price of $15.29 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.9%.

The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past six years.

Cash, cash equivalents and short-term investments at October 31, 2009, totaled $25,025,000.  Capital expenditures for the quarter totaled $1,327,000, which was $562,000 less than the quarter’s depreciation and amortization of $1,889,000.

Cash provided by operations was $7,639,000 primarily due to decreases in accounts receivable and inventories commiserate with net sales declines.

Looking Forward
Jaffee continued, “As we look to the balance of the fiscal year we are hopeful that continued lower costs and contribution from higher margin products will mitigate the volume decrease resulting from Walmart’s brand reduction program.”
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CONFERENCE CALL INFORMATION

The Company will offer a live webcast of the first quarter earnings teleconference on December 9, 2009 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Calibrin and Cat’s Pride are both registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

OIL - DRI CORPORATION OF AMERICA

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended October 31,
	2009	% of Sales	2008	% of Sales
Net Sales	$53,404	100.0%	$63,128	100.0%
Cost of Sales	(41,081)	76.9%	(50,752)	80.4%
Gross Profit	12,323	23.1%	12,376	19.6%
Operating Expenses	(8,971)	16.8%	(8,738)	13.8%

Operating Income	3,352	6.3%	3,638	5.8%
Interest Expense	(374)	0.7%	(505)	0.8%
Other Income	77	0.1%	(56)	(0.1%)

Income Before Income Taxes	3,055	5.7%	3,077	4.9%
Income Taxes	(861)	1.6%	(831)	1.3%
Net Income	$2,194	4.1%	$2,246	3.6%

Net Income Per Share*:
Basic Common	$0.33		$0.34
Basic Class B Common	$0.25		$0.26
Diluted	$0.30		$0.31

Average Shares Outstanding:
Basic Common	5,193		5,128
Basic Class B Common	1,880		1,862
Diluted	7,248		7,191

* Net Income Per Share for the three months ended October 31, 2008 has been restated to reflect a new accounting standard effective August 1, 2009.  The new standard requires us to include our unvested restricted stock awards as participating securities in the calculation of Net Income Per Share.

OIL - DRI CORPORATION OF AMERICA

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of October 31,
		2009	2008

Current Assets
Cash and Cash Equivalents		$16,028	$1,308
Investment in Treasury Securities		8,997	15,463
Accounts Receivable, net		25,569	32,763
Inventories		16,398	19,833
Prepaid Expenses		7,304	6,269
Total Current Assets		74,296	75,636
Property, Plant and Equipment		58,995	52,777
Other Assets		15,835	14,729
Total Assets		$149,126	$143,142

Current Liabilities
Current Maturities of Notes Payable		$4,500	$1,700
Accounts Payable		4,500	7,365
Dividends Payable		996	917
Accrued Expenses		13,105	13,837
Total Current Liabilities		23,101	23,819
Long-Term Liabilities
Notes Payable		16,800	21,300
Other Noncurrent Liabilities		18,261	10,123
Total Long-Term Liabilities		35,061	31,423
Stockholders' Equity		90,964	87,900
Total Liabilities and Stockholders' Equity		$149,126	$143,142

Book Value Per Share Outstanding		$12.86	$12.58

Acquisitions of
Property, Plant and Equipment	First Quarter	$1,327	$3,552
Depreciation and Amortization Charges	First Quarter	$1,889	$1,885

OIL – DRI CORPORATION OF AMERICA

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2009	2008

Net Income	$2,194	$2,246

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	1,889	1,885
Decrease (Increase) in Accounts Receivable	3,486	(1,417)
Decrease (Increase) in Inventories	1,397	(2,089)
(Decrease) in Accounts Payable	(829)	(118)
(Decrease) in Accrued Expenses	(1,165)	(2,274)
Other	667	(815)
Total Adjustments	5,445	(4,828)
Net Cash Provided by (Used in) Operating Activities	7,639	(2,582)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(1,327)	(3,552)
Net (Purchases) Dispositions of Investment Securities	(996)	5,528
Other	0	8
Net Cash (Used in) Provided by Investing Activities	(2,323)	1,984

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(200)	(4,080)
Dividends Paid	(995)	(919)
Purchase of Treasury Stock	0	(581)
Other	55	(187)
Net Cash Used in Financing Activities	(1,140)	(5,767)

Effect of exchange rate changes on cash and cash equivalents	13	825

Net Increase (Decrease) in Cash and Cash Equivalents	4,189	(5,540)
Cash and Cash Equivalents, Beginning of Year	11,839	6,848
Cash and Cash Equivalents, October 31	$16,028	$1,308